UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 29, 2015

__________________________________________

Lakeland Industries, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-15535	13-3115216
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

701 Koehler Avenue, Suite 7, Ronkonkoma, New York 11779-7410

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (631) 981-9700

                             Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.	Costs Associated with Exit or Disposal Activities.

On April 29, 2015, the Board of Directors of Lakeland Industries, Inc. (the “Company”) determined to exit the Brazilian market. The Company’s Brazilian operations have been unprofitable over the last several years. After extensively considering a number of options and the advice of Brazilian legal counsel, the Board of Directors approved a sale of the Company’s wholly-owned Brazilian subsidiary, Brasil Industria E Comercio de Roupas E Equipamentos de Protecao Individual LTDA (“Lakeland Brazil”), to a current officer of Lakeland Brazil, subject to successful negotiation and entry into a definitive agreement. As further set forth below, it is intended that the sale involve the assumption of a substantial amount of liabilities by the buyer and additional funding from the Company. The sale is also subject to the approval of the Company’s senior lender, Alostar Bank of Commerce. The Company anticipates receiving formal approval from the bank in approximately forty-five days. The Company expects that the sale of Lakeland Brazil will occur during the second quarter of fiscal 2016. There can be no assurances that the sale will be successfully consummated.

The Company’s annual report on Form 10-K for the year ended January 31, 2015 (“2015 Form 10-K”) is expected to reflect (i) a prior period adjustment to Lakeland Brazil’s balance sheets as at January 31, 2013 and January 31, 2014 of US $1.3 million in connection with Lakeland Brazil’s lawsuit against the federal Brazilian government challenging the constitutionality of a federal tax imposed on a state tax since 2002 and primarily related to judicial deposits made by Lakeland Brazil since 2006, (ii) a prior period adjustment to its balance sheets as at January 31, 2013 and January 31, 2014 of US $1.9 million related to a credit against future VAT taxes payable by Lakeland Brazil to the Brazilian government, and (iii) a prior period adjustment of US $0.7 million to Lakeland Brazil’s balance sheets as at January 31, 2013 and January 31, 2014 as a reduction to the US dollar amount of the VAT liability. More specifically, in its prior fiscal years, Lakeland Brazil recorded the aforementioned US $1.3 million judicial deposit as an asset, but without a contra reserve account, based upon it being highly probable that US $339,000 in taxes and US $1,011,000 in judicial deposits would be returned to Lakeland Brazil. As the Company subsequently determined that the accounting standards require a contra account in the full amount of the asset, as the collection of this asset is not certain, a decision was made to adjust the balance sheets to record such contra account. Also, in the prior fiscal years, based upon similar assumptions, a US $1.9 million credit was recorded in 2010 for overpayment of VAT taxes as a contingent asset. This VAT tax credit was a result of payments made by Lakeland Brazil for VAT taxes, at a discounted rate, to its neighboring State of Pernambuco, which taxes were thereafter challenged by the State of Bahia for the full amount to be paid to that State. It has since been determined that Lakeland Brazil is entitled to a VAT tax credit against payment of future VAT taxes upon payment of the taxes into amnesty. Yet, because the possibility exists that the VAT tax credit could be opposed by the Brazilian government, however remote, and despite Lakeland Brazil not being challenged by the government on a similar earlier claim for VAT taxes, it was determined that the accounting rules prohibit this credit from being recorded as a contingent asset and therefore the Company is adjusting the balance sheets as at January 31, 2013 and January 31, 2014 accordingly. It should be noted that these assets would have been eliminated in any case in the event of the effectuation of the proposed sale of Lakeland Brazil. The VAT liability was not entered on Lakeland Brazil’s books in earlier years but was treated as a consolidation entry and, accordingly, was not adjusted by the changing foreign exchange rates. This will be a favorable adjustment and will reduce the liability in US dollars. These adjustments will be made directly to Lakeland Brazil’s balance sheets as at January 31, 2013 and January 31, 2014 to retained earnings or to Other Comprehensive Income, will have no net impact on the Company’s income statements or earnings (loss) per share for the fiscal years ended January 31, 2014 and January 31, 2015 and will be set out in detail in the 2015 Form 10-K. It should also be noted that the Form 12b-25 being filed by the Company to report the delayed filing of the 2015 Form 10-K will disclose, as required by the SEC rules related to this Form for significant changes in operations, a substantially improved fiscal fourth quarter 2015 financial results as compared to the prior year’s fiscal fourth quarter due in part to an increase in sales of specialty protective suits worn by healthcare workers and others in view of the recent Ebola crisis and otherwise overall strengthening of the Company’s operations.

Beginning in the first fiscal quarter of 2016, historical and future financial results from the Brazilian operations will be reflected as discontinued operations in accordance with Generally Accepted Accounting Principles (“GAAP”). Discontinued operations accounting will entail the reclassification of all of the financial results of Lakeland Brazil within the consolidated financial results of the Company, and a restatement of prior periods to reflect the same treatment. The Company’s global operations, excluding Brazil, will be shown in financial reports as Continuing Operations, with the operations of Lakeland Brazil presented as a separate line item under Discontinued Operations. Further enhancements will be realized from a worthless stock deduction for Brazil that the Company will claim which it anticipates will generate a benefit for USA taxes of approximately US $9.5 million net of a US $3.1 million valuation allowance. The Company has yet to determine whether this USA tax benefit will be reflected in the Company’s financial results for the fourth quarter of fiscal 2015 or the first quarter of fiscal 2016, but will advise as such when the Company issues its earnings. This will mean that the Company will not be expected to have to pay cash taxes in the USA for years to come (although there will be such charges, non-cash, for accounting purposes) and will result in enhanced Free Cash Flow (earnings before interest, taxes, depreciation and amortization, less cash paid for income taxes and less capital expenditures) as the USA generates profits.

Lakeland Brazil is currently named in numerous labor proceedings in Brazilian courts in which plaintiffs are seeking a total of nearly US $8,000,000 in damages from Lakeland Brazil. The Company believes many of these claims are without merit and the amount of damages being sought is significantly higher than any damages which may have been incurred. The Company estimates these claims can ultimately be resolved for less than US $1,000,000, but it is reasonably possible that the amount may be as high as US $1,500,000. Upon a sale of Lakeland Brazil, the buyer would assume these liabilities, as well as Lakeland Brazil’s VAT tax liabilities. In order to effectuate a sale and aid the buyer to meet these and other liabilities, it is anticipated the Company would contribute funding of slightly less than US $1,600,000 to the buyer, subject to possible repayment from the buyer and possible recoupment through a land sale.

The Company currently estimates that it will incur total pre-tax exit and disposal costs of approximately US $1.9 million, consisting of approximately US $1.6 million of funding to the buyer in connection with the sale of Lakeland Brazil and approximately US $300,000 for legal and accounting fees and expenses. The foregoing are estimates only. Actual amounts will not be known until the Company has fully implemented the proposed sale transaction. The Company anticipates its contribution to the buyer will go towards payment of severance costs, taxes, supplier termination fees, VAT tax litigation fees, labor court claims and other of the buyer’s transaction costs and expenses. The Company expects to accrue the full amount of the expected exit and disposal costs during the second fiscal quarter of 2016 concurrent with the expected closing of the sale transaction. The Company believes these amounts will be more than offset by the anticipated benefit for USA taxes as described above.

The Company expects an aggregate net gain and an overall increase to stockholders equity as a result of the matters discussed in this Form 8-K, which will be reported over several reporting periods.

A copy of the press release announcing the Company’s determination to sell Lakeland Brazil is attached to this Current Report on Form 8-K as Exhibit 99.1.

This current report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the expected financial effect of the exit plan and related estimate of charges and expenses. Statements that may be considered forward-looking include statements incorporating terms such as "expects," "believes," "intends," “estimates”, “forecasts,” "anticipates," “may,” “should”, and similar terms that relate to future events, performance, or results of the Company. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the historical experience of the Company and management's present expectations or projections, including unexpected adjustments made in connection with the preparation and review of the Company's financial statements. Management believes these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and management undertakes no obligation to update publicly any of them in light of new information or future events.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release, dated April 30, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAKELAND INDUSTRIES, INC.

/s/ Gary Pokrassa
Gary Pokrassa
Chief Financial Officer

Dated: April 30, 2015

EXHIBIT INDEX

Exhibit
Number	Description

99.1	Press Release, dated April 30, 2015.